BlackRock MuniVest Fund II, Inc. (the “Registrant”)

77Q1(a):

Copies of material amendments to Registrant’s charter or by-laws

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the Registrant's Articles Supplementary filed with the with the State Department of Assessments and Taxation of Maryland on September 17, 2010.

BLACKROCK MUNIVEST FUND II, INC.

Articles Supplementary

BlackRock MuniVest Fund II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland, that:

FIRST:  Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Corporation, by amendment to the bylaws of the Corporation (the “Bylaw Amendment”), elected to become subject to Section 3-804(c) of the MGCL.

SECOND:  The Bylaw Amendment provides that the Corporation elects to be subject to the provisions of Section 3-804(c) of the MGCL, subject to applicable requirements of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder and the right of the stockholders of a class or series of stock of the Corporation to elect additional directors to the board of directors of the Corporation  in accordance with the charter of the Corporation, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

THIRD:  The Bylaw Amendment and these Articles Supplementary have been approved by the board of directors of the Corporation in the manner and by the vote required by the MGCL.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf as of the 17th day of September, 2010, by its President who acknowledges that these Articles Supplementary are the act of the Corporation and, to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

ATTEST:

BLACKROCK MUNIVEST FUND II, INC.

/s/ Howard Surloff

By: /s/ Anne Ackerley

(SEAL)

Name:

Howard Surloff

Name: Anne Ackerley

Title: Secretary

Title:

President

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